Exhibit 1. Notice of Intent to Terminate Reporting Obligations

Telecom Italia Media S.p.A.
Press Release

Rome  June 6, 2007 Telecom Italia Media has announced that it will file today with the United States Securities and Exchange Commission a Form 15F pursuant to which, in compliance with the recently enacted rules on deregistration by foreign private issuers, it intends to terminate its duty to file reports pursuant to the U.S. Securities Exchange Act of 1934.

The information required to be made available pursuant to Rule 12g3-2(b) under the U.S. Securities Exchange Act of 1934 will be available in English on Telecom Italia Media’s web site www.telecomitaliamedia.it.